Exhibit 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”) is entered into effective as of April 22, 2013 (the “Effective Date”), by and between Stewart Information Services Corp. (the “Company”), and Jason Nadeau (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company and previously entered into an Employment Agreement with the Company as of January 1, 2012 (“Effective Date”); and

WHEREAS, Executive and the Company have agreed to amend the Agreement to provide for a change in the definition of Good Reason and Executive’s entitlement of certain payments after a Change in Control, as defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the Executive and the Company, intending to be legally bound, hereby agree as follows:

Section 4.7 Good Reason in the Employment Agreement shall be amended and superceded by the following Section 4.7:

“4.7 Good Reason. Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events constituting “Good Reason” shall occur unless the Executive has consented in writing thereto: (i) the occurrence of any material breach of this Agreement by the Company or any of its affiliates; (ii) any material failure by the Company after a Change of Control of the Company to comply with Section 2 hereof; (iii) following a Change of Control of the Company, the failure to obtain the assumption in writing of all of the Company’s material obligations under this Agreement by any successor to all or substantially all of the assets of the Company or any affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate; (iv) the Company’s assignment to the Executive of any duties materially inconsistent with Executive’s position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or (v) the relocation of Executive’s office to a location more than thirty five (35) miles outside Houston, Texas. Any such termination pursuant to this Section 4.7 shall be made by the Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event. Any termination for Good Reason pursuant to this Section 4.7 shall be effective sixty (60) days after the date the Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within sixty (60) days after such notice the action constituting such ground for termination has been cured and is no longer continuing.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

By:	/s/ Jason Nadeau

Date:	April 22, 2013

Name: Jason Nadeau
Title: Group President, Mortgage and Title Services

COMPANY

Stewart Information Services Corp.

By:	/s/ Matthew W. Morris

Date:	April 22, 2013

Name: Matthew W. Morris
Title: Chief Executive Officer